FINAL

Loral Space Management Incentive Bonus Program
(Adopted as of December 17, 2008)

This document reflects the provisions of the Loral Space Management Incentive Bonus (“MIB”) program, and is established effective January 1, 2008 by Loral Space & Communications Inc. (“Loral”), the program sponsor. The MIB program provides select employees of Loral and other affiliated employers who participate in the program with the opportunity to earn annual bonuses based on performance during each of Loral’s fiscal years (each a “Bonus Year”).

The MIB program may be amended, suspended or terminated by Loral at any time. Any participating employer may withdraw from the program at any time.

Each Bonus Year that the MIB program is effective, the Compensation Committee of the Board of Directors of Loral (the “Compensation Committee”), with the advice of the CEO of Loral (the “CEO”), will establish the eligibility criteria, the maximum bonus amount available, bonus levels for all participants and the annual bonus performance targets, if any, that will apply for that Bonus Year. All or part of any bonus may be discretionary or based on individual performance. Participation in the MIB program each Bonus Year is at the discretion of the Compensation Committee or the CEO. Employees who are chosen to participate in the MIB program for any Bonus Year will be notified of their participation and the performance targets for the Bonus Year, if any. This process may occur at any time. Bonus payments hereunder are neither mandatory nor guaranteed and no individual has any vested rights under the MIB program.

At or following the end of each Bonus Year, the Compensation Committee and/or the CEO, depending upon the seniority level of the participant, will determine the degree to which the performance targets for the Bonus Year, if any, have been achieved, evaluate the performance of each participant and determine the bonus payments, if any, to be paid to participants. The Compensation Committee and the CEO may delegate their authority to determine bonuses, with respect to non-corporate office participants, to one or more officers of Loral or one or more officers of a participating employer. Generally, in order to receive a bonus payment, participants must (i) be actively employed by Loral or a participating employer on the scheduled payment date of the bonus or (ii) have been terminated by Loral or a participating employer without cause (as such term is defined in the Loral Space & Communications Inc. 2005 Amended and Restated Stock Incentive Plan (the “Loral Stock Plan”)) after six (6) months of service during the applicable Bonus Year; provided, however, that the CEO or the Compensation Committee has absolute discretion to waive any such requirements or disqualify any participant who satisfies one of the above two requirements and cause any bonus payable to any such participant to be forfeited at any time prior to actual payment, for any reason or for no reason.

Bonus payments under the MIB program shall be made in the Bonus Year immediately following the Bonus Year, no later than two and one-half (21/2) months after the end of such Bonus Year. If a Bonus Year is the calendar year, then bonus payments must be made no later than March 15 of the calendar year following the Bonus Year. Any change to the payment schedule set forth above must be reflected through a written amendment to the MIB program before the start of the applicable Bonus Year. Bonuses will be paid in cash in a single lump sum; provided, however, that the Compensation Committee or the CEO may, in their discretion, determine to settle the payment of bonuses in shares of Loral common stock, $.01 par value per share (“Loral Stock”). Any payment of Loral Stock shall be funded from the Loral Stock Plan, or such other Loral plan that allows for the issuance of Loral Stock, as determined by the Compensation Committee or the CEO.

The MIB program shall be administered by the Compensation Committee and the CEO, each of whom will have full authority to interpret and administer the MIB program and all bonus payments hereunder and to resolve any and all conflicts and discrepancies that may exist herein or with any other document (including any offer letter, employment agreement or written severance plan or arrangement) and make any and all determinations with respect to bonus payments hereunder.

Unpaid bonuses hereunder may not be transferred or assigned except by will, a domestic relations order issued by a court or the laws of descent and distribution, nor may they be used as collateral or security for any loan or debt.

Each Bonus under the MIB program is intended to qualify as a “short term deferral” as that term is defined in Treas. Reg. §1.409A-1(b)(4) and thereby is exempt from §409A of the Internal Revenue Code of 1986, as amended (“409A”). The MIB program shall be interpreted and administered to preserve such exemption.

In the event any bonus hereunder shall fail to qualify as a “short term deferral” and if such bonus is determined to be subject to 409A, such 409A bonus shall be administered and interpreted to be fully compliant with 409A, even if this document fails to fully reflect all required 409A provisions and requirements, or even if its provisions are ambiguous and, in any such instance, Loral’s 409A Rules shall apply to such bonus.